Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Virax Biolabs Group Limited

We consent to the inclusion in the Form F-1 Registration Statement of Virax Biolabs Group Limited our report dated December 27, 2021 relating to our audit of the statements of financial position as of march 31, 2021 and 2020 and statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the years ended March 31, 2021 and 2020.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

March 18, 2022